Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BioMed Realty Trust, Inc.

and

The Board of Directors of the General Partner

BioMed Realty, L.P.:

We consent to the use of (i) our reports dated February 8, 2011, with respect to the consolidated balance sheets of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, equity, comprehensive income/(loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the accompanying financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2010, and (ii) our report dated February 8, 2011, with respect to the consolidated balance sheets of BioMed Realty, L.P. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, capital, comprehensive income/(loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the accompanying financial statements schedule III, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

November 18, 2011